New Study Expands on Effectiveness of ARIAD's Oncology Product,
AP23464, in Gleevec-Resistant Leukemia Cells

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--March 29, 2004--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced, for the first time, that AP23464, its lead product candidate to treat certain forms of leukemia, is highly effective in blocking the growth of leukemia cells that harbor any of 30 different mutations in the Abl protein that confer resistance to Gleevec(TM) (imatinib) - today's mainstay of treatment for chronic myelogenous leukemia (CML).
    The research - conducted by a team of scientists led by George Q. Daley, M.D., Ph.D. of Harvard Medical School and to be presented at the American Association for Cancer Research annual meeting - shows that AP23464 effectively suppresses even those leukemia cells containing robust and common Gleevec-resistant mutants and provides further support for the clinical development of AP23464 in patients failing Gleevec therapy.
    Resistance to Gleevec develops often in patients with CML, especially those with advanced-stage disease. Most of these patients have readily identifiable mutant forms of the Abl oncogenic kinase leading to sustained over-activation of Abl. In prior studies, AP23464 was also shown to be over ten-fold more potent than Gleevec in blocking the naturally occurring form of Abl. The greater potency and broader spectrum of effectiveness of AP23464 make it particularly promising as a treatment of CML - both resistant disease and as first-line therapy.
    "Dr. Daley's research highlights the potential of AP23464 to overcome many of the clinical limitations of Gleevec," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "As a potent oncogenic kinase inhibitor, AP23464 is being developed not only to treat leukemia but also primary and metastatic solid tumors. We expect to file an IND for AP23464 by fourth quarter of this year."
    The abstract by Azam Mohammed, et al, "Anti-proliferative effect of a novel purine-template based dual Src/Abl tyrosine kinase inhibitor AP23464 on native and imatinib-resistant Bcr-Abl cell lines," is available on the AACR website (http://www.aacr.org/2004AM/2004AM.asp). Further information about Dr. Daley's ongoing research program can be found on the web (http://bcmp.med.harvard.edu/faculty/daley).

    Gleevec is a trademark of Novartis AG.

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD also has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610-407-9260
             or
             Kathy Lawton, 617-621-2345